Exhibit 99.1
NEWS RELEASE

Lyondell Chemical Company, Equistar Chemicals, LP and
Equistar Funding Corporation Announce Results to Date and
Pricing of the Cash Tender Offers and Related Consent Solicitations for $4.01 Billion of Outstanding Debt Securities

Lyondell Chemical Company Securities:
• $325 Million 10.500% Senior Secured Notes due 2013
• $875 Million 8.000% Senior Notes due 2014
• $900 Million 8.250% Senior Notes due 2016
• $510 Million 6.875% Senior Notes due 2017

Equistar Chemicals, LP and Equistar Funding Corporation Securities:
• $400 Million 10.125% Senior Notes due 2008
• $600 Million 8.750% Notes due 2009
• $400 Million 10.625% Senior Notes due 2011

HOUSTON, Dec. 6, 2007 — Lyondell Chemical Company (NYSE: LYO) and its subsidiaries Equistar Chemicals, LP (“Equistar”) and Equistar Funding Corporation (together with Equistar, the “Equistar Issuers”) announced today that, as of 5 p.m. EST on Dec. 5, 2007 (the “Consent Payment Deadline”), a total of approximately $3.97 billion in aggregate principal amount of the outstanding debt securities listed in Table 1 below (collectively, the “Notes”) issued by Lyondell or the Equistar Issuers, as applicable, has been tendered pursuant to the previously announced cash tender offers (the “Offers”) and consent solicitations (the “Consent Solicitations”).  As a result, Lyondell and the Equistar Issuers have received the required consents from holders to amend each of the indentures governing the applicable Notes.  Upon Lyondell and the Equistar Issuers accepting for purchase at least a majority in aggregate principal amount of the applicable Notes outstanding, each of the supplemental indentures effecting the proposed amendments as described in the Offer to Purchase and Consent Solicitation Statement dated Nov. 20, 2007 (the “Offer and Consent Statement”) will become operative.

The Offer for each series of Notes will expire at 12:01 a.m. EST on Dec. 20, 2007, unless extended or earlier terminated by Lyondell or the Equistar Issuers, as applicable, in their sole discretion (the “Expiration Date”).  Withdrawal rights with respect to the Notes and revocation rights with respect to corresponding consents have expired.  Accordingly, holders may not withdraw any Notes previously or hereafter tendered, except as contemplated in the applicable Offers.

The total consideration was determined as of 2 p.m. EST on Dec. 5, 2007.  The total consideration per $1,000 principal amount of the Notes validly tendered at or prior to the Consent Payment Deadline, not validly withdrawn and accepted for payment (the “Total Consideration”) is set forth in Table 1 below, of which $30 is the consent payment.  The tender offer consideration per $1,000 principal amount of the Notes validly tendered after the Consent Payment Deadline, not validly withdrawn and accepted for payment (the “Tender Offer Consideration”) equals the Total Consideration minus the $30 consent payment.  In each case, accrued and unpaid interest on the Notes will be paid in cash from the most recent interest payment date applicable to the Notes to, but not including, the applicable payment date for the Offers.  The applicable payment date for Notes tendered on or prior to the Consent Payment Deadline is expected to be on or about Dec. 20, 2007.  The applicable payment date for Notes tendered after the Consent Payment Deadline and on or prior to the Expiration Date is expected to be on or about Dec. 21, 2007.

Table 1 – Results to Date and Pricing Information for the Offers

Lyondell’s Notes
CUSIP Number	Security Description	Tender Offer Yield	Total Consideration	Tender Offer Consideration	Percentage of Principal Amount Tendered
552078AV9	10.500% Senior Secured Notes due 2013	3.764%	$ 1,081.17	$ 1,051.17	99.76%
552078AW7	8.000% Senior Notes due 2014	3.429%	$ 1,154.78	$ 1,124.78	99.67%
552078AX5	8.250% Senior Notes due 2016	3.601%	$ 1,197.17	$ 1,167.17	99.85%
552078AY3	6.875% Senior Notes due 2017	3.788%	$ 1,155.31	$ 1,125.31	99.99%
Equistar Issuer’s Notes
CUSIP Number	Security Description	Tender Offer Yield	Total Consideration	Tender Offer Consideration	Percentage of Principal Amount Tendered
29444NAF9	10.125% Senior Notes due 2008	3.857%	$ 1,042.60	$ 1,012.60	97.96%
29444NAD4	8.750% Notes due 2009	3.519%	$ 1,058.51	$ 1,028.51	97.55%
29444NAH5	10.625% Senior Notes due 2011	3.761%	$ 1,050.65	$ 1,020.65	97.95%

The Offers and Consent Solicitations are subject to the satisfaction of certain conditions, including the proposed merger of Lyondell with BIL Acquisition Holdings Limited, a Delaware corporation and wholly owned subsidiary of Basell AF S.C.A., a Luxembourg company.  The complete terms and conditions of the Offers and Consent Solicitations are set forth in the Offer and Consent Statement, which has been sent to holders of the Notes.  Holders are urged to carefully read the Offer and Consent Statement and related materials.

Goldman, Sachs & Co. and Merrill Lynch & Co. are the dealer managers for the Offers and solicitation agents for the Consent Solicitations. Questions regarding the Offers and Consent Solicitations may be directed to Goldman, Sachs & Co. at (877) 686-5059 (toll-free) or (212) 357-0775 (collect), and Merrill Lynch & Co. at (888) 654-8637 (toll-free) or (212) 449-4914 (collect).  Copies of the Offer and Consent Statement and related materials may be obtained from the Information Agent, D. F. King & Co., Inc. at (800) 290-6429 (U.S. toll free) or (212) 269-5550 (Banks and Brokers).

# # #

This announcement is not an offer to purchase, a solicitation for acceptance of an offer to purchase, or a solicitation of consents with respect to, any securities. The Offers and Consent Solicitations are being made solely pursuant to the Offer and Consent Statement and related materials.

About Lyondell
Lyondell Chemical Company, headquartered in Houston, Texas, is North America's third-largest independent, publicly traded chemical company. Lyondell is a leading global manufacturer of chemicals and plastics, a refiner of heavy, high-sulfur crude oil and a significant producer of fuel products. Key products include ethylene, polyethylene, styrene, propylene, propylene oxide, gasoline, ultra low-sulfur diesel, MTBE and ETBE.

Forward-Looking Statements
The statements in this release relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are based upon the current beliefs and expectations of management, and are subject to significant risks and uncertainties. Actual results could differ materially based on factors including, but not limited to, Lyondell’s ability to implement its business strategies, including the ability of Lyondell and Basell to complete the proposed merger; availability, cost and price volatility of raw materials and utilities; supply/demand balances; industry production capacities and operating rates; uncertainties associated with the U.S. and worldwide economies; legal, tax and environmental proceedings; cyclical nature of the chemical and refining industries; operating interruptions; current and potential governmental regulatory actions; terrorist acts; international political unrest; competitive products and pricing; technological developments; risks of doing business outside of the U.S.; access to capital markets; and other risk factors. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the Lyondell, Equistar and Millennium Annual Reports on Form 10-K for the year ended December 31, 2006 and Quarterly Reports on Form 10-Q for the quarter ended September 30, 2007.

SOURCE:  Lyondell Chemical Company and Equistar Chemicals, LP

Lyondell Chemical Company
www.lyondell.com